Exhibit 10.12
AMENDMENT NO. 1 TO CREDIT AGREEMENT
     This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 6, 2008, by and among THE FOLGERS COFFEE COMPANY, a Delaware corporation (the “Borrower”), BANK OF MONTREAL, individually and as administrative agent (the “Administrative Agent”), and the other lenders signatory hereto.
RECITALS
     A. The Borrower, the Administrative Agent and the Lenders are party to that certain Credit Agreement dated as of October 31, 2008 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.
     B. The Borrower, the Administrative Agent and the undersigned Lenders wish to amend the Credit Agreement on the terms and conditions set forth below.
     In consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
          1. Amendments to Credit Agreement. Upon the “Amendment No. 1 Effective Date” (as defined below), the Credit Agreement shall be amended as follows:
          (A) The following definitions in Article I are amended in their entirety to read as follows:
     “Applicable Rate” means (a) from the Closing Date to the Amendment No. 1 Effective Date, 1.250% per annum, (b) from and including the Amendment No. 1 Effective Date to but excluding the date on which the Administrative Agent receives a Guarantor Compliance Certificate for the fiscal quarter ending January 31, 2009, 1.375% per annum and (c) thereafter the applicable percentage per annum set forth below determined by reference to the Guarantor Consolidated Leverage Ratio as calculated on the last day of the immediately preceding fiscal quarter:

Applicable Rate
	Guarantor
Pricing	Consolidated	Eurodollar
Level	Leverage Ratio	Rate
1	<1.50:1	1.250%
2	≥1.50:1 but ≤2.25:1	1.375%
3	>2.25:1	1.750%

     Any increase or decrease in the Applicable Rate resulting from a change in the Guarantor Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable Guarantor Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
     “Loan Documents” means, collectively, (a) this Agreement (including any amendment hereto), (b) the Notes, (c) the Guaranty, (d) the Fee Letter and (e) each other document delivered by the Loan Parties to or in favor of the Administrative Agent or the Lenders pursuant hereto.
     “Loan Parties” means, collectively, the Borrower, and after the Merger, the Guarantors.
          (B) New definitions are added to Article I in appropriate alphabetical order reading as follows:
     “Amendment No. 1” means the Amendment No. 1 to Credit Agreement dated as of November 6, 2008, by and among, the Borrower, the Administrative Agent and the Lenders signatory thereto.
     “Amendment No. 1 Effective Date” has the meaning set forth in the Amendment No. 1.
     “Guarantor Compliance Certificate” means a certificate substantially in the form of Exhibit A attached to the Obligations Guaranty to which Smucker is a party.
     “Guarantor Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided, however, for purposes hereof, all references to “the Borrower and its Subsidiaries” in definitions directly or indirectly comprising a portion of the definition of “Consolidated Total Indebtedness” and “Consolidated EBITDA” shall be deemed references to “Smucker and its Subsidiaries.”
     “Guarantors” means, collectively, after the Merger, Smucker and J.M. Smucker LLC.
     “Guaranty” means the Guaranty dated as of October 31, 2008 made by the Guarantors in favor of the Administrative Agent and the Lenders, which Guaranty became effective upon consummation of the Merger.
     “Smucker Credit Agreement” means the Credit Agreement dated as of June 18, 2004, among Smucker, J.M. Smucker (Canada) Inc., the lenders party thereto and KeyBank National Association, as administrative agent, as amended through October 31, 2008.
          (C) Section 7.05 is amended by adding a new clause (i) and restating the proviso at the end thereof as follows:

     (i) following the Merger, Dispositions of property by the Borrower or any Subsidiary to Smucker or any Subsidiary thereof that are permitted by Section 5.12(c), (d) or (e) of the Smucker Credit Agreement as in effect on October 31, 2008.
     provided, however, that any Disposition pursuant to clauses (c) and (h) shall be for fair value.
     (D) Section 7.08 is amended by adding a new clause (iii) as follows:
     (iii) after the consummation of the Merger, among the Borrower and/or its Subsidiaries and Smucker and/or its Subsidiaries (a) to the extent permitted by Section 7.05(i) or (b) where the Borrower reasonably determines in good faith such transaction is beneficial to the Borrower and such transaction is not entered into for the purpose of hindering the exercise by the Administrative Agent or the Lenders of their rights and remedies under this Agreement.
     (E) Section 7.09 is amended by restating clause (b) thereof as follows:
     (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person (except any Contractual Obligation arising pursuant to the Note Purchase Agreement (as defined in the Smucker Credit Agreement)).
     (F) Article VII is amended by restating the final paragraph thereof as follows:
     Notwithstanding anything herein to the contrary, from and after the Merger, nothing in this Article VII shall directly or indirectly encumber or restrict the ability of the Borrower or any Subsidiary to (a) make, directly or indirectly, any Capital Distribution (as defined in the Smucker Credit Agreement) to any Borrower (as defined in the Smucker Credit Agreement) or Guarantor of Payment (as defined in the Smucker Credit Agreement), (b) make, directly or indirectly, loans or advances or capital contributions to any Borrower (as defined in the Smucker Credit Agreement) or Guarantor of Payment (as defined in the Smucker Credit Agreement) or (c) transfer, directly or indirectly, any of the properties or assets of the Borrower or any Subsidiary to any Borrower (as defined in the Smucker Credit Agreement) or Guarantor of Payment (as defined in the Smucker Credit Agreement); except, with respect to (a), (b) or (c), for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness of a Company (as defined in the Smucker Credit Agreement), or capital leases, of a Company (as defined in the Smucker Credit Agreement) to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.
     (G) A new Section 8.01(l) is added as follows:
     (l) Guaranty Default. Any “Guarantor Event of Default” (under and as defined in the Guaranty) shall occur.
     (H) Section 8.01(e) is amended by deleting clause (iii) thereof.

     (I) Section 10.01 is amended by adding a new clause (f) as follows:
     (f) release any Guarantor from the Guaranty (or any other Guarantee of the Obligations) without the written consent of each Lender.
          2. Representations and Warranties of the Borrower. The Borrower represents and warrants that:
          (a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action, have received all approvals, consents, exemptions, authorizations or other action by or notice to or filing with any Governmental Authority or any other Person, and do not and will not (i) contravene the terms of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any provision of any Law except to the extent such violation could not reasonably be expected to have a Material Adverse Effect.
          (b) This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
          (c) Each of the representations and warranties contained in the Credit Agreement is true and correct on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.
          (d) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
          3. Amendment No. 1 Effective Date. This Amendment shall become effective upon (a) the consummation of the Merger, (b) the execution and delivery hereof by the Borrower, the Administrative Agent and each of the Lenders and (c) the receipt by the Administrative Agent from Jones Day of a written legal opinion (addressed to the Administrative Agent and the Lenders) in form and substance satisfactory to the Administrative Agent (the “Amendment No. 1 Effective Date”) (and prior to such consummation, execution and delivery and receipt, this Amendment shall not be effective).
          4. Reference to and Effect Upon the Credit Agreement.
          (a) Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
          (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

          5. Costs and Expenses. The Borrower hereby affirms its obligation under Section 10.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.
          6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
          7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.
          8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

THE FOLGERS COFFEE COMPANY		BANK OF MONTREAL,
individually and as Administrative Agent

By:	/s/ Mark R. Belgya	By:	/s/ Betzaida Erdelyi

Name:	Mark R. Belgya	Name:	Betzaida Erdelyi

Its:	Vice President & Chief Financial Officer	Its:	Director

BANK OF AMERICA, N.A.

		By:	/s/ J. Casey Cosgrove

		Name:	J. Casey Cosgrove

		Its:	Vice President